Exhibit 99.2

Q3 2019 Accel Entertainment, Inc. Conference Call Transcript

November 26, 2019

Participants:

Andy Rubenstein – Accel Entertainment, Inc. – CEO

Brian Carroll – Accel Entertainment, Inc. – CFO

Mathew Ellis – Accel Entertainment, Inc. – Senior Vice President of Corporate Strategy

Mathew Ellis – Accel Entertainment, Inc. – Senior Vice President of Corporate Strategy

Welcome to Accel Entertainment’s Third Quarter 2019 Earnings Call. Participating on the call today are Andy Rubenstein, Accel’s Chief Executive officer; and Brian Carroll, Chief Financial Officer.

Please refer to our website for the press release and supplemental information. Today’s call is being recorded and will be available on our website.

Some of the comments in today’s call may constitute forward-looking statements within the meaning of the Private Securities Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. Actual results may differ materially from those discussed today and the company undertakes no obligation to update these statements unless required by law. For a more detailed discussion of these and other risk factors, investors should review the “Forward Looking Statements” section of the earnings press release available on our website, as well as other risk factor disclosures in our filings with the SEC.

During the call, we may discuss certain non-GAAP financial measures. For reconciliations of the non-GAAP measures as well as other information regarding these measures, please refer to our earnings release and other materials in the Investor Relations section of our website.

I will now turn the call over to Mr. Andy Rubenstein.

Andy Rubenstein – Accel Entertainment, Inc. – CEO

Thank you Mat. Good morning everyone, and welcome. I am very excited to hold our first earnings call as a public company. As you all are aware, we completed our business combination with TPG Pace Holdings Corp. on November 20th with 98% of the voted shares voting in favor of the business combination.

The transaction resulted in an initial enterprise value of approximately $1.0 billion for the combined company. This was a very successful transaction for Accel and all our shareholders, both original and new. I co-founded Accel with a vision of industry leading service quality and a focus on strong small business partnerships which could be a powerful means of differentiation in the high growth Gaming-as-a-service sector. And I am very pleased that we now are the only pure play that has access to institutional capital markets to optimize those real advantages.

As we have discussed in our public presentations, Accel is the leader in the Illinois Video Gaming market. Today we operate more than 10,000 slot machines in approximately 2,300 licensed locations across the state. We have also established a presence in Pennsylvania and are excited about the potential to expand into other states.

We are committed to deploying capital in a smart and disciplined way, both organically and through M&A, while maintaining an extremely strong balance sheet. As of today, we have net debt of approximately $200 million and access to significant additional liquidity.

Being a public company will also allow us to pursue a pipeline of potential M&A deals in both Illinois and other states. This is a very exciting time for Accel as we grow and move forward as the only pure-play route gaming company, and I believe we have a strong shareholder base to support our future expansion. Additionally, with our raised public profile, the pipeline of inorganic investment opportunities remains attractive and we will continue to be a disciplined buyer of good assets.

With that, I want to turn it over to Brian to discuss our Q3 2019 results.

Brian Carroll – Accel Entertainment, Inc. – CFO

Thank you, Andy. We had a very busy quarter; we completed our previously announced acquisitions of Grand River Jackpot on September 17th and also acquired 29 locations from Illinois Gaming Systems on September 23rd. As of September 30th, we operated 10,346 VGTs in 2,290 locations. So the Grand River and Illinois Gaming Systems locations were not in our results for most of the quarter. Our hold-per-day was $133, representing year-over-year growth of 4%. Grand Rivers’ hold-per-day is $84 and the combined companies on a pro-forma basis have a $127 hold-per-day.

Our average residual contract length is approximately 7.0 years, and on a stand-alone basis excluding Grand River our residual contract length is approximately 7.4 years. One of the attractive characteristics of this acquisition is that over time as we upgrade their equipment and operations, their hold per day should increase, and as we renew their contracts so should our blended contract length.

We had total revenue for the 9 months ended in September of $303 million up 26% from the same period in 2018 and adjusted EBITDA of $59 million up 26% from the same period in 2018. Both of these figures only include approximately two weeks of contribution from Grand River and even less from the locations acquired from Illinois Gaming Systems. We were able to offset the recent 3% gaming tax increase, which is 1.5% tax increase to Accel, with solid operating leverage at the G&A level. As a reminder, as part of the recent gaming legislation the tax increase went into effect on July 1st, but the corresponding revenue enhancers ,which are the 6th VGT and increased bet limits, have yet to provide meaningful revenue as the IGB finalizes implementation.

Capex remained limited with approximately $20m spend in the 9 months ended September 30th, 2019 and 2018, a testament that the strong business that the company generates requires limited amounts of capital and this delivers strong ROICs.

As previously mentioned, we are still awaiting the full-scale deployment of the sixth machines; and although we have been installing a number of them, we are awaiting final gaming board approval when we will quickly turn them on. Similarly, we are waiting for the software upgrades for the higher bet limits to be validated and accepted by the gaming board. So the bump from these important expansion initiatives is still to come.

In connection with our business combination with TPG Pace, we expanded and renegotiated our credit facility on attractive terms, and as of the closing of this business, we had approximately $200 million of net debt. This strong financial position will allow us to pursue both organic and inorganic investment opportunities. Back to you, Andy.

Andy Rubenstein – Accel Entertainment, Inc. – CEO

Thank you Brian. I am excited about the opportunities in front of us and our position to capitalize on them. In summary, we have a great pipeline of future organic and inorganic growth, a strong balance sheet to make smart investments, and a differentiated business model that should allow us to maintain strong growth rates and provide excellent service quality to our customers. We expect to finish 2019 with strong momentum to position us for a strong year in 2020, our first full year as a public company.

I’ve been very pleased to see the investor interest in Accel and we will endeavor to continue our investor outreach and education to allow for a greater understanding of our unique position in the gaming sector and how we intend to drive returns for shareholders. We will be attending the SunTrust Robinson Humphrey Maxin’ and Relaxin’ Summit on December 12th in Boston and hope to meet with many of you there.